                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_Preliminary]Proxy Statement       [_] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ASTRO-MED, INC.
                (Name of Registrant as Specified In Its Charter)

................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
       .........................................................................
    2) Aggregate number of securities to which transaction applies:
       .........................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       .........................................................................
    4) Proposed maximum aggregate value of transaction:
       .........................................................................
    5) Total fee paid:
       .........................................................................

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ..................................
     2) Form, Schedule or Registration Statement No.:
        ..................................
     3) Filing Party:
        ..................................
     4) Date Filed:
        ..................................

                                ASTRO-MED, INC.
                           ASTRO-MED INDUSTRIAL PARK
                           600 EAST GREENWICH AVENUE
                        WEST WARWICK, RHODE ISLAND 02893

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 1995

To the Shareholders of
 Astro-Med, Inc.:

  Notice is hereby given that the 1995 Annual Meeting of Shareholders of Astro-Med, Inc. (the "Company") will be held at the offices of the Company, Astro-Med Industrial Park, 600 East Greenwich Avenue, West Warwick, Rhode Island on Tuesday, May 2, 1995, beginning at 10:00 A.M., for the purpose of considering and acting upon the following:

    (1) Electing five directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified.

    (2) Transacting such other business as may properly come before the meeting.

  The close of business on March 24, 1995 has been fixed as the record date for determining shareholders entitled to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                                   Jacques V. Hopkins
                                                        Secretary

April 10, 1995

 Kindly fill in, date and sign the enclosed proxy and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are personally present at the meeting, the proxy will not be used without your consent.

                                ASTRO-MED, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 2, 1995

SOLICITATION AND REVOCATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of Astro-Med, Inc. (herein called the "Company") in connection with the annual meeting of shareholders to be held May 2, 1995. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company at nominal cost. The Company may reimburse brokerage houses and other custodians, nominees and fiduciaries holding stock for others in their names, or in those of their nominees, for their reasonable out-of-pocket expenses in sending proxy material to their principals or beneficial owners and obtaining their proxies. Any shareholder giving a proxy has the power to revoke it at any time prior to its exercise, but the revocation of a proxy will not be effective until notice thereof has been given to the Secretary of the Company. Every properly signed proxy will be voted in accordance with the specification made thereon. This proxy statement and the accompanying proxy are expected to be first sent to shareholders on or about April 10, 1995.

ELECTION OF DIRECTORS

  At the annual meeting, five directors are to be elected to hold office until the next annual meeting or until their respective successors are elected and qualified. The persons named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, all of whom are now directors of the Company. Certain information concerning such nominees is set forth below:

                                      BUSINESS EXPERIENCE DURING       DIRECTOR
     NAME AND AGE                          PAST FIVE YEARS              SINCE
     ------------                     --------------------------       --------
Albert W. Ondis (69)........... Chairman of the Company.                 1969
Everett V. Pizzuti (59)........ President of the Company.                1985
Jacques V. Hopkins (64)........ Partner, Hinckley, Allen & Snyder        1969
                                 (Attorneys-at-Law).
Hermann Viets, Ph.D. (52)...... President, Milwaukee School of           1988
                                 Engineering (since 1991); Dean,
                                 College of Engineering, University of
                                 Rhode Island.
Neil K. Robertson (57)......... Independent investment research          1991
                                 consultant.

  Mr. Ondis is also a director of AMTROL Inc., a manufacturer of water systems products.

VOTING AT MEETING

  Only shareholders of record at the close of business on March 24, 1995 will be entitled to vote at the meeting. On the record date, there were 5,040,953 shares of common stock of the Company outstanding. There was no other outstanding class of voting securities. Each shareholder has one vote for every share owned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 24, 1995 (except as noted) the record and beneficial ownership of the Company's outstanding shares of common stock by each person who is known to the Company to own of record or beneficially more than five percent of such stock, by each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and officers of the Company as a group:

                                                     NUMBER OF SHARES  PERCENT
 TITLE OF CLASS       NAME OF BENEFICIAL OWNER      BENEFICIALLY OWNED OF CLASS
 --------------       ------------------------      ------------------ --------
Common Stock..... Albert W. Ondis                       1,522,175(1)     30.1%
                   600 East Greenwich Avenue
                   West Warwick, Rhode Island
Common Stock..... Quest Advisory Corp.                    449,450(2)      8.9%
                   1414 Avenue of the Americas
                   New York, New York
Common Stock..... Everett V. Pizzuti                      296,065(3)      5.8%
                   600 East Greenwich Avenue
                   West Warwick, Rhode Island
Common Stock..... Jacques V. Hopkins                       59,582(4)      1.2%
Common Stock..... Hermann Viets                            11,612(5)        *
Common Stock..... Neil K. Robertson                        18,000(6)        *
Common Stock..... Eugene S. Libby                          42,109(7)        *
Common Stock..... David M. Gaskill                        117,278(8)      2.3%
Common Stock..... Elias G. Deeb                            34,244(9)        *
Common Stock..... All directors and officers of the     2,154,895(10)    40.1%
                   Company as a group

- - --------
 *  Less than 1%
 (1) Includes 3,791 shares held by children, 91,061 shares held by Mr. Ondis' wife as custodian for children, 18,000 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,679 shares allocated to his account under the Company's Employee Stock Ownership Plan.
 (2) Quest Advisory Corp., a registered investment advisor, is deemed to have beneficial ownership of the number of shares shown as of December 31, 1994.
 (3) Includes 4,975 shares held by children, 98,775 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,561 shares allocated to his account under the Company's Employee Stock Ownership Plan.
 (4) Includes 6,750 shares held by Mr. Hopkins' wife, 39,900 shares held as trustee of a trust for the benefit of children of Mr. Ondis and 6,182 shares held as custodian for children of Mr. Ondis.
 (5) Includes 112 shares held by Dr. Viets as custodian for a child.
 (6) Includes 18,000 shares held by Mr. Robertson as trustee of a living trust of his.
 (7) Includes 23,000 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,109 shares allocated his account under the Company's Employee Stock Ownership Plan.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (8) Includes 7,500 shares held by Mr. Gaskill's wife, 30,000 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,278 shares allocated to his account under the Company's Employee Stock Ownership Plan.
 (9) Includes 313 shares held by Mr. Deeb's wife, 91 shares held by a child, 18,250 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,051 shares allocated to his account under the Company's Employee Stock Ownership Plan.
(10) Includes 228,775 shares deemed to be beneficially owned because of exercisable options to acquire shares and 8,230 shares allocated to the accounts of officers under the Company's Employee Stock Ownership Plan.

EXECUTIVE COMPENSATION

  The following table shows the total annual compensation paid or accrued, together with other information, for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total annual salary and bonus for the fiscal year ended January 31, 1995 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                               FISCAL                                         SECURITIES
                               YEARS                                          UNDERLYING
                               ENDED                          OTHER ANNUAL     OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION  JANUARY 31 SALARY($) BONUS($) COMPENSATION($)(1) GRANTED(#) COMPENSATION($)(2)
- - ---------------------------  ---------- --------- -------- ------------------ ---------- ------------------
Albert W. Ondis.........
 Chairman, Chief Execu-         1995    $216,687  $   --          $--           15,000         $5,274
 tive                           1994     207,720      --           --            3,000          5,283
 Officer                        1993     192,530   28,500          --              --           6,223
Everett V. Pizzuti......
 President, Chief               1995     192,247      --           --           15,000          4,963
 Operating                      1994     181,643      --           --            7,000          5,058
 Officer                        1993     168,676   28,500          --              --           5,929
Eugene S. Libby.........
 Vice President and             1995     136,114      --           --            7,500          3,884
 Treasurer, Chief Finan-        1994     129,587      --           --            5,000          4,078
 cial Officer                   1993     119,954   10,500          --              --           4,663
David M. Gaskill........
 Vice President--Re-            1995     119,379      --           --           10,000          2,500
 search and                     1994     116,279      --           --            5,000          2,678
 Development                    1993     104,519   13,500          --              --           3,356
Elias G. Deeb...........        1995     104,008      --           --            7,500          2,843
 Vice President--Media          1994      98,423      --           --            3,000          3,037
 Products                       1993      88,827   10,500          --              --           3,785

- - --------
(1) Amounts of Other Annual Compensation aggregated less than 10% of the total annual salary and bonus for each individual.
(2) Amounts of All Other Compensation consist of the Company's annual contributions, including matching contributions, to the Astro-Med, Inc. Profit-Sharing Plan and the Astro-Med, Inc. Employee Stock Ownership Plan. Both of these retirement plans are described below.

REPORT ON EXECUTIVE COMPENSATION

  Through and including the fiscal year ended January 31, 1995, the Board of Directors has delegated to senior management (the CEO, COO and CFO) the authority to fix compensation (other than stock options as discussed below) for the Company's executives and key employees. Compensation consists of two principal elements (other than stock options): salary and bonus.

  EXECUTIVE COMPENSATION PHILOSOPHY. Compensation of the Company's executive officers should link management initiatives with the actual financial performance of the Company. Similarly, the compensation should attract, retain and motivate highly qualified individuals to achieve the Company's business goals and link their interests with shareholder interests.

  SALARY. Base salaries for executive officers were established a number of years ago after reviewing compensation for competitive positions at manufacturing companies of comparable size and profitability operating in a similar industry. Base salaries have since been increased at annual rates which approximate the general rates of increase of compensation for all employees of the Company and for generally publicized competitive positions elsewhere in industry.

  BONUS. The Company maintains a subjective bonus plus for the purpose of providing incentives in the form of a quarterly cash bonus to officers and other key employees of the Company. Awards are intended to reflect Company profitability, achievement of overall Company objectives and individual performances, considered both in terms of effort and results. The size of the bonus pool and of individual awards may vary, up or down, from year to year. In recent years, an annual bonus pool has been budgeted at approximately $250,000, but the actual amounts of any bonus payments are determined quarterly. No bonus payments were made in the fiscal years ended January 31, 1994 or 1995.

  STOCK OPTIONS. Total executive compensation includes long-term incentives afforded by stock options. Stock option grants are made by the Stock Option Committee of the Board of Directors (consisting of Mr. Robertson and Dr. Viets) upon consideration of recommendations made by senior management. The objectives of option grants are to align the long-term interests of executives and key employees with shareholder interests by creating a strong and direct link between compensation and total shareholder return. In this connection, grants are intended to enable recipients to develop and maintain significant long-term stock ownership in the Company. Stock options are the principal vehicle for the payment of long-term compensation. Grants of stock options reflect subjective considerations of such matters as other compensation and the employee's position in the Company and contributions to the Company.

  COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Ondis is eligible to participate in the same executive compensation plans available to other senior executives. Effective in February 1994, his base salary was increased from $194,000 to $203,700, representing a 5% increase, deemed consistent with salary increases among executives in similar positions in similar industries. During the year, Mr. Ondis also received an option to purchase 15,000 shares of the Company's Common Stock at an exercise price equal to 110% of the then current fair market value.

  DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to a public company's five highest paid executive officers to the extent any such officer's annual compensation exceeds $1,000,000, subject to certain exceptions. The Board of Directors has deferred adopting a policy on this issue as it does not expect the compensation of these individuals to reach relevant levels in the near future.

  CONCLUSION. Through the programs described above, the Board of Directors firmly believes a direct link has been established between Astro-Med's financial performance, executive compensation and resultant stock price performance.

  Members of the Board:

               Albert W. Ondis
               Everett V. Pizzuti
               Jacques V. Hopkins
               Hermann Viets, Ph.D.
               Neil K. Robertson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As described in the Report on Executive Compensation above, the full Board of Directors functions as a Compensation Committee. Mr. Ondis and Mr. Pizzuti are both executive officers of the Company and members of the Board of Directors.

PERFORMANCE GRAPH

  Set forth below is a line graph prepared for the Company by Media General Financial Services to compare the cumulative total return on the Company's common stock against the cumulative total return of a broad equity market index and a peer group index for the period of five fiscal years ended January 31, 1995. The peer group is comprised of nearly 275 companies classified as electronic equipment manufacturers. The total returns assume $100 invested on February 1, 1990 with reinvestment of dividends.

                                    (GRAPH)

                                             FISCAL YEARS ENDED JANUARY 31,
                                         ---------------------------------------
                                         1990  1991   1992   1993   1994   1995
                                         ---- ------ ------ ------ ------ ------
Astro-Med, Inc. ........................ 100   92.11 219.57 235.64 181.50 191.75
NASDAQ Market Index..................... 100   89.87 111.00 110.62 139.36 131.70
Peer Group Index........................ 100  107.86 135.27 169.91 245.36 258.47

INDEBTEDNESS OF MANAGEMENT

  The following information describes loans to directors and executive officers of the Company whose indebtedness to the Company exceeded $60,000 at any time during the fiscal year ended January 31, 1995.

                                                     LARGEST
                                                     AMOUNT          AMOUNT
                                                 OF INDEBTEDNESS OF INDEBTEDNESS
                                                 OUTSTANDING AT  OUTSTANDING AT
        NAME                                        ANY TIME        YEAR END
        ----                                     --------------- ---------------
Albert W. Ondis, Chairman and Director..........    $321,640        $321,640
Everett V. Pizzuti, President and Director......     131,624         131,624

  The indebtedness is comprised of unsecured non-interest bearing demand notes for loans made from time to time to the persons named.

PROFIT-SHARING PLAN

  The Company has a qualified Profit-Sharing Plan which provides retirement benefits to substantially all employees of the Company and provides for contributions into a trust fund in such amounts as the Board of Directors may annually determine. Each eligible employee shares in contributions on the basis of length of service and relative (limited to $200,000) compensation.

  In addition, participants are permitted to defer up to 15% of their cash compensation and make contributions of such deferral to this Plan through payroll deductions. The Company makes matching contributions equal to 50% of the first percent of compensation contributed and 25% of the second and third percent. The deferrals are made within the limits prescribed by Section 401(k) of the Internal Revenue Code.

  The Plan provides for the vesting of 100% of contributions made by the Company to the account of an employee after five years of service. Contributions by an employee are 100% vested immediately. The Company's contributions paid or accrued for the fiscal year ended January 31, 1995 amounted to $135,000.

EMPLOYEE STOCK OWNERSHIP PLAN

  The Company has an Employee Stock Ownership Plan which provides retirement benefits to substantially all employees of the Company. Contributions in such amounts as the Board of Directors may annually determine are allocated among eligible employees on the basis of relative (limited to $100,000) compensation. Participants are 100% vested in any and all allocations to their accounts. Contributions, which may be in cash or stock, are invested by the Plan's Trustees in shares of common stock of the Company. The Company's contributions paid or accrued for the fiscal year ended January 31, 1995 amounted to $75,000.

STOCK OPTION PLANS

  The Company has a Non-Qualified Stock Option Plan adopted in the fiscal year ended January 31, 1990 under which options for an aggregate of 150,000 shares of common stock may be granted to officers and key employees of the Company at an exercise price of not less than 50% of the market price on the date of grant. No options have been granted under this Plan.

  The Company also has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1990 under which options for an aggregate of 300,000 shares of common stock were granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options for an aggregate of 271,350 shares with exercise prices ranging from $3.33 to $14.30 per share were outstanding at January 31, 1995.

  In addition, the Company has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1994 under which options for an aggregate of 250,000 shares of common stock may be granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options for an aggregate of 111,500 shares of common stock were granted during the fiscal year ended January 31, 1995. Options for an aggregate of 111,500 shares with exercise prices ranging from $10.25 to $11.28 per share were outstanding at January 31, 1995.

  The following tables present certain information concerning stock options granted to and exercised by each executive officer named in the Summary Compensation Table during the fiscal year ended January 31, 1995, and the year-end value of unexercised options held by each of those officers.

              OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 31, 1995

                                     INDIVIDUAL GRANTS
                         -------------------------------------------
                                        % OF                         POTENTIAL REALIZABLE VALUE
                                       TOTAL                         AT ASSUMED ANNUAL RATES OF
                         SECURITIES   OPTIONS                               STOCK PRICE
                         UNDERLYING  GRANTED TO PER SHARE                   APPRECIATION
                           OPTION    EMPLOYEES  EXERCISE                 FOR OPTION TERM(1)
                           GRANTS    IN FISCAL    PRICE   EXPIRATION --------------------------
     NAME                   (#)         YEAR       ($)       DATE       5% ($)       10% ($)
     ----                ----------  ---------- --------- ---------- ------------ -------------
Albert W. Ondis.........   15,000(2)    13.5%    $11.28    4/13/99        $46,740      $103,260
Everett V. Pizzuti......   15,000(3)    13.5      10.25    4/13/04         96,750       245,250
Eugene S. Libby.........    7,500(4)     6.7      10.25    4/13/04         48,375       122,625
David M. Gaskill........   10,000(2)     9.0      10.25    4/13/04         64,500       163,500
Elias G. Deeb...........    7,500(4)     6.7      10.25    4/13/04         48,375       122,625

- - --------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) Options became exercisable between November 13, 1994 and January 1, 1995.
(3) Options will become exercisable between January 1, 2002 and January 1,
    2004.
(4) All options became exercisable on November 13, 1994.

 AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED JANUARY 31, 1995 AND OPTIONS
                            HELD AT JANUARY 31, 1995

                                                SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           SHARES                AT FISCAL YEAR END        AT FISCAL YEAR END
                          ACQUIRED    VALUE   ------------------------- -------------------------
                         ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             (#)      ($)(1)      (#)          (#)        ($)(2)       ($)(2)
                         ----------- -------- ----------- ------------- ----------- -------------
Albert W. Ondis.........     --        $--      18,000           --      $  7,125      $   --
Everett V. Pizzuti......     --         --      98,775        75,000      614,231       49,050
Eugene S. Libby.........     --         --      23,000           --        60,188          --
David M. Gaskill........     --         --      30,000           --        22,500          --
Elias G. Deeb...........     --         --      18,250           --        40,292          --

- - --------
(1) Amount represents excess of market value over exercise price on date of exercise. Income taxes which may have been payable by individual are not reflected.
(2) Amount represents excess of market value over exercise price as of January 31, 1995.

OTHER INFORMATION RELATING TO DIRECTORS

  During the fiscal year ended January 31, 1995, the Board of Directors held five formal meetings. The Board has an Audit Committee consisting of Mr. Robertson and Dr. Viets. One formal committee meeting was held during the fiscal year ended January 31, 1995. The Board has no standing nominating, compensation or similar committee, except for a Stock Option Committee comprised of Mr. Robertson and Dr. Viets which administers the Company's stock option plans. Dr. Viets and Mr. Robertson have been paid an annual retainer fee of $3,500 plus $500 for each Board meeting attended.

  The primary duties and responsibilities of the Audit Committee include meeting with the independent certified public accountants to review the annual audit scope, the audited financial statements, the adequacy of internal control and other relevant matters.

  The law firm of Hinckley, Allen & Snyder, of which Mr. Hopkins is a partner, provides legal services to the Company.

  No officer, director or nominee for director of the Company or any associate of any of the foregoing had during the fiscal year ended January 31, 1995 any material interest, direct or indirect, in any material transaction or any material proposed transaction to which the Company was or is to be a party.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Company selected Aurther Andersen LLP as independent certified public accountants to audit the financial statements of the Company for the fiscal year ended January 31, 1995. This firm has audited the Company's financial statements annually since the fiscal year ended January 31, 1982. Although no accountants have yet been selected to audit the financial statements of the Company for the fiscal year ending January 31, 1996, it is expected that Arthur Andersen LLP will again be selected. It is further expected that a representative of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

FINANCIAL REPORTS

  A copy of the annual report of the Company for the fiscal year ended January 31, 1995, including the Company's annual report to the Securities and Exchange Commission on Form 10-K, accompanies this proxy statement. Such report is not part of this proxy statement.

PROPOSALS FOR 1996 ANNUAL MEETING

  The 1996 annual meeting of the shareholders of the Company is scheduled to be held on May 7, 1996. If a shareholder intending to present a proposal at that meeting wishes to have such proposal included in the Company's proxy statement and form of proxy relating to the meeting, the shareholder must submit the proposal to the Company not later than December 31, 1995.

OTHER MATERS

  No business other than that set forth in the attached Notice of Meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgement in the interests of the Company. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in what they consider the best interests of the Company.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors

                                                   Jacques V. Hopkins
                                                        Secretary

Dated: April 10, 1995